Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOLLYFRONTIER CORPORATION

ARTICLE FIRST: The name of the corporation is HollyFrontier Corporation (the “Corporation”).

ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Common Stock, par value $0.01 per share, and are to be of one class.

ARTICLE FIFTH: Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE SIXTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the effectiveness of this Eighth Amended and Restated Certificate of Incorporation would have required for its adoption under the DGCL or the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in effect immediately prior to the effectiveness of this Eighth Amended and Restated Certificate of Incorporation, the approval of the stockholders of the Corporation shall require, in accordance with Section 251(g) of the DGCL, in addition to the approval of the stockholders of the Corporation, the approval of the stockholders of Hippo Parent Corporation (or any successor thereto by merger), by the same vote as would have been required by the DGCL and/or the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in effect immediately prior to the effectiveness of this Eighth Amended and Restated Certificate of Incorporation.

ARTICLE SEVENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment, modification or repeal.

ARTICLE EIGHTH: The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. No amendment to, modification of or repeal of this Article Eighth shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE NINTH: In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE TENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Eighth Amended and Restated Certificate of Incorporation or the Bylaws, from time to time, to amend this Eighth Amended and Restated Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Eighth Amended and Restated Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Eighth Amended and Restated Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, the undersigned has caused this Eighth Amended and Restated Certificate of Incorporation of the Corporation to be duly executed this 14th day of March, 2022.

HOLLYFRONTIER
CORPORATION

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	Chief Executive Officer

[Signature Page to Eighth Amended and Restated Certificate of Incorporation of HollyFrontier Corporation]